Exhibit 99.1

WARNER MUSIC GROUP ANNOUNCES TRANSITION IN

DIGITAL STRATEGY TEAM

NEW YORK, February 25, 2008—Warner Music Group Corp. (NYSE: WMG) announced today a leadership transition of its digital strategy team. Effective June 1, 2008, Michael Nash will be promoted to Executive Vice President, Digital Strategy and Business Development, succeeding Alejandro (Alex) Zubillaga. In his new role, Nash will be responsible for the company’s worldwide digital strategy and business development activity including key initiatives driving Internet and mobile commerce, and new music-based products and services.

Nash has served as WMG’s Senior Vice President, Digital Strategy and Business Development since February 1, 2000. In his new role, he will report to WMG Chairman and CEO, Edgar Bronfman, Jr. Zubillaga has agreed to remain with WMG through June 1, 2008 to ensure a seamless transition. Following his departure from WMG, Zubillaga will pursue entrepreneurial activities in media and other businesses.

In making the announcement, Bronfman said, “Over the past four years, WMG has established itself as a leader in the music industry’s transition to the digital era with innovative initiatives at the core of its corporate strategy. During that critical period, Alex helped set the company on the right course. Alex has brought a non-traditional approach to the music business based on his history as a venture capitalist and in building a successful media company. Most of all, his talent, imagination and enthusiasm, have been critical in enabling WMG develop its aggressive, industry-leading digital strategy. We are sad to see Alex leave but we wish him all the best in his next endeavors.”

Bronfman continued, “We are very pleased to have Michael Nash, one of the architects of our digital success and a professional of great experience and talent, assume Alex’s role. Over the past eight years, Michael has demonstrated his ability to find the right opportunities, create the key partnerships and deliver on the deals that have become a cornerstone of this company’s future. I am confident of his ability to successfully lead our digital strategy.”

Zubillaga said: “Since joining the company, my mission has been to make WMG the most innovative, experimental and creative major music company in the digital space. Through numerous groundbreaking partnerships, we’ve put in place a strategy that will benefit both the company and its artists. I leave knowing that Michael is the ideal executive to lead WMG’s digital efforts into the next phase of growth and beyond. While I am eager to return to my entrepreneurial roots, I’ll miss the phenomenal team at WMG.”

“It has never been clearer that digital opportunities are key to the music industry’s future growth,” said Nash. “Having worked with new media and emerging technologies for most of my career, and having been on the frontlines of WMG’s digital efforts for the past eight years, I am eager to extend the company’s digital leadership position. It has been my great pleasure and privilege to work with and learn from Alex. I look forward to overseeing the very capable and dedicated team he has assembled to execute WMG’s digital strategy.”

Nash has been labeled a “visionary” by The Atlantic Monthly, and since joining WMG in 2000, has overseen WMG’s new media projects, strategic relationships and business development activities. Nash has also played a key role in building WMG’s distribution footprint and partnership portfolio, including important initiatives with AT&T, Amazon, Google, Microsoft, Motorola, Verizon and Sony Ericsson. In addition to his responsibilities for driving WMG’s worldwide digital revenues, Nash has focused on development and execution of WMG’s wireless strategy, spearheading deployment of new mobile music services and establishing a number of industry milestones.

In recent years, WMG has aggressively developed new product and distribution opportunities in the mobile and online music spaces. Four years ago, WMG had virtually no digital revenue. In the first quarter of 2008, WMG’s digital revenue of $141 million represented 14% of the company’s total revenue and 22% of its total U.S. Recorded Music revenue. Last year, based on SoundScan data, WMG maintained its digital leadership with the greatest U.S. digital album share advantage over physical album share of any of the major music companies.

Before joining WMG, Zubillaga served as managing director and co-founder of Lexa Partners LLC, a management venture capital group based in New York City, where he was responsible for sourcing, analyzing and managing investment opportunities in the media and technology sectors. Lexa Partners was part of the investor group that also included Thomas H. Lee Partners, Bain Capital and Providence Equity Partners, that purchased Warner Music Group from Time Warner in 2004. Previously, Zubillaga served as founder, chairman and chief executive officer of NETUNO, a leading provider of broadband communication services in Venezuela.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

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Media Contacts:

Will Tanous

212/275-2244

Will.Tanous@wmg.com

Amanda Collins

212/275-2213

Amanda.Collins@wmg.com

Investor Contact:

Jill Krutick

212/275-4790

Jill.Krutick@wmg.com